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April 6, 2005	DStockton@KilpatrickStockton.com

National Vision, Inc.
296 Grayson Highway
Lawrenceville, Georgia 30245

Re:	2004 Equity Incentive Plan
Form S-8 Registration Statement

Gentlemen:

      We have acted as counsel for National Vision Inc., a Georgia corporation (the “Company”), in the preparation of the Form S-8 Registration Statement relating to the National Vision, Inc. 2004 Equity Incentive Plan (the “Plan”) and the proposed offer and sale of up to 375,715 shares of the Company’s common stock, $0.01 par value (the “Shares”) pursuant thereto.

      In connection with the preparation of said Registration Statement, we have examined certificates of public officials and originals or copies of such corporate records, documents and other instruments relating to the authorization of the Plan and the authorization and issuance of the Shares as we have deemed relevant under the circumstances. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate.

      On the basis of the foregoing, it is our opinion that the offer and sale of the Shares pursuant to the Plan have been duly authorized by the Board of Directors of the Company, and such Shares, when issued in accordance with the terms and conditions of the Plan, will be legally and validly issued, fully paid, and non-assessable.

      We hereby consent to the filing of this opinion as an exhibit to said Registration Statement.

Sincerely, KILPATRICK STOCKTON LLP
By:	/s/ David A. Stockton
David A. Stockton, a Partner